Exhibit 99.3

AMENDMENT TO SECURITY AGREEMENT

THIS AMENDMENT is made this 28th day of July, 2004, by and between OMEGA INSURANCE SERVICES, INC., a Florida corporation, PROUDFOOT REPORTS, INC., a New York corporation (collectively, the “Pledgors”), and BANK OF AMERICA, N.A. (the “Bank”).

Recitals

The Pledgors and the Bank executed a Security Agreement (as amended from time to time, the “Security Agreement”) dated February 27, 2004. The parties wish to amend the Security Agreement in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. The term “Note” as defined in the Recitals to the Security Agreement is hereby amended so that, from and after the date hereof, the term “Note” shall mean that certain Renewal Promissory Note dated July 28, 2004, executed by First Advantage Corporation, doing business in Florida as First Advantage Holding, Inc. (the “Borrower”) in favor of the Bank in the principal amount of $15,000,000.00 (as such Note may be amended, extended or renewed from time to time).

2. Each Pledgor certifies that as of the date hereof: (a) all of its representations and warranties in the Security Agreement are true and correct as if made on the date hereof; and (b) no Default or Event of Default has occurred under the Security Agreement. The Security Agreement, as modified herein, shall continue in full force and effect from and after the date hereof.

DATED the day and year first above written.

BANK OF AMERICA, N.A.

By:	/s/ David I. Suellau II

Its:	Senior Vice President

OMEGA INSURANCE SERVICES, INC.

By:	/s/ Richard J. Taffet

Its:	President

PROUDFOOT REPORTS, INC.

By:	/s/ John Lamson

Its:	Vice President

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